T3 Motion, Inc.receives notice of acceptance of NYSE MKT plan, announces $1 million credit facility.

Costa Mesa, CA (August 13, 2012) www.t3motion.com - T3 Motion, Inc. (NYSE MKT:TTTM) (the “Company”), a producer of personal electric vehicles, announced today that on June 1, 2012, the Company received notice from NYSE MKT, LLC (the “Exchange”) staff indicating that the Company is below certain of the Exchange’s continuing listing standards due to sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature, as set forth in Section 1003(a)(iv) of the NYSE AMEX Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on July 2, 2012, presented its plan to the Exchange. On August 10, 2012, the Exchange notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until November 20, 2012 to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the Exchange.

In addition, on August 10, 2012, the Company closed its $1 million bridge loan facility with JMJ Financial in the form of a secured convertible note in addition to four year warrants with a $0.60 exercise price per share. The initial draw on the facility consisted of $525,000 and included repayment of the previous bridge note of $275,000 and cash proceeds of $250,000. The initial note is convertible into shares of the Company’s common stock at a conversion price of $1.31 per share. The notes bear interest at a rate of 10% per annum. A total of 550,000 warrants are issuable for the initial draw with an additional 475,000 warrants issuable if the entire credit facility is drawn.

Prior to the execution of credit facility, the Company’s Board of Directors authorized an adjustment to the exercise price of the Company’s Series I warrants to $0.60 per warrant. The Series I warrants were originally issued in conjunction with the Company’s May 2011 public offering and initially had an exercise price of $3.50 per warrant and expire in May 2016. The Series I warrants were subject to a negative covenant agreement dated May 19, 2011 and which provided, with limited exceptions, that issuances of the Company’s common stock or common stock equivalents are prohibited if they are deemed issued for a price less than the exercise price of the Series I warrants. The price change to $0.60 is effective immediately and affects all 4,943,557 Series I warrants outstanding.

About T3 Motion, Inc.

T3 Motion, Inc. (AMEX: TTTM) designs, markets and manufactures the T3 Series, an electric stand up vehicle. Headquartered in Orange County, California, T3 Motion, Inc. is dedicated to raising the bar on environmental standards and law enforcement and security capabilities in personal mobility technology. More than 3,000 T3 Series vehicles have been deployed in over 30 countries worldwide. For more information, visit www.t3motion.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding T3 Motion’s business, which are not historical facts, are "forward-looking statements" that are not guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, factors associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering. For additional information concerning these and other factors that may cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Registration Statement filed on Form S-1, as amended, and in the periodic reports the Company files from time to time with the Securities and Exchange Commission.

Company Contact	Investor Relations Contact
Rod Keller	DJ Carney
T3 Motion, Inc.	T3 Motion, Inc.
(714) 619-3600	(714) 619-3600
investor@t3motion.com	investor@t3motion.com